Exhibit 99.3

SBA COMMUNICATIONS CORPORATION

Offer to Exchange

$1,500,000,000 3.875% Senior Notes due 2027

for

$1,500,000,000 3.875% Senior Notes due 2027, that have been registered under the Securities Act of 1933

Pursuant to the Prospectus, dated ___________, 2020

The Exchange Offer will expire at 12:00 midnight, New York City time, on [20 business days after commencement], 2020, unless extended. Tenders of Original Notes may be withdrawn at any time prior to 12:00 midnight, New York City time, on the expiration date.

, 2020

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Your prompt action is requested. The Exchange Offer will expire at 12:00 midnight, New York City time, on [20 business days after commencement], 2020, unless extended, which we refer to as the expiration date in this letter. Original Notes (as defined below) tendered pursuant to the Exchange Offer may be withdrawn at any time prior to 12:00 midnight, New York City time, on the expiration date. Please furnish copies of the enclosed materials as quickly as possible to those of your clients for whom you hold Original Notes in your name or in the name of your nominee.

SBA Communications Corporation, which we refer to as SBA in this letter, is offering, upon and subject to the terms and conditions set forth in the prospectus, dated ________, 2020 all of the outstanding unregistered $1,500,000,000 3.875% Senior Notes due 2027, which we refer to as the Original Notes, for registered $1,500,000,000 3.875% Senior Notes due 2027, which we refer to as the Exchange Notes. The Exchange Offer is being made in order to satisfy certain obligations of SBA contained in the (i) Registration Rights Agreement, dated February 4, 2020, by and among SBA and the several initial purchasers named therein and (ii) Registration Rights Agreement, dated May 26, 2020, by and among SBA and the several initial purchasers named therein.

We are requesting that you contact your clients for whom you hold Original Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Original Notes registered in your name or in the name of your nominee, or who hold Original Notes registered in their own names, we are enclosing the following documents:

1.	Prospectus, dated __________, 2020;

2.

A notice of guaranteed delivery to be used to accept the Exchange Offer if the procedure for book-entry transfer cannot be completed at or prior to 12:00 midnight, New York City time, on the expiration date;

3.

A form of letter which may be sent to your clients for whose account you hold Original Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer; and

4.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

To participate in the Exchange Offer, a timely confirmation of a book-entry transfer of such Original Notes held in book-entry form, with any required signature guarantees and any other required documents, should be sent to the exchange agent, and the Original Notes should be tendered by the book-entry procedures described in the prospectus under “The Exchange Offer—Procedures for Tendering,” all in accordance with the instructions set forth in the prospectus.

If a registered holder of Original Notes desires to tender Original Notes, but such Original Notes are not immediately available, or time will not permit such holder’s Original Notes or other required documents to reach the exchange agent at or prior to 12:00 midnight, New York City time, on the expiration date, or the procedure for book-entry transfer cannot be completed at or prior to 12:00 midnight, New York City time, on the expiration date, a tender may be effected by following the guaranteed delivery procedures described in the prospectus.

SBA will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the prospectus and the related documents to the beneficial owners of Original Notes held by them as nominee or in a fiduciary capacity. SBA will pay or cause to be paid all transfer taxes applicable to the exchange of Original Notes pursuant to the Exchange Offer.

Any inquiries you may have with respect to the procedure for tendering Original Notes pursuant to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to U.S. Bank National Association, the exchange agent for the Exchange Offer, at its address and telephone number set forth in the prospectus.

Very truly yours,

SBA Communications Corporation

Nothing herein or in the enclosed documents shall constitute you or any person as an agent of SBA or the exchange agent, or authorize you or any other person to use any document or make any statements on behalf of either of them with respect to the Exchange Offer, except for statements expressly made in the prospectus.

Enclosures

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